Exhibit 107
EX-FILING FEES
Calculation of Filing Fee Tables
Form S-3
(Form Type)
NorthWestern Energy Group, Inc.
(Exact Name of Registrant as Specified in its Governing Instruments)
Table I: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (2)	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee (2)	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be Paid	Equity	Common Stock, $0.01 par value per share	Rule 457(c)	400,000	$49.025	$19,610,000	0.00014760	$2,894.44
Fees Previously Paid	–	–	–	–	–	–	–	–	–	–	–	–
Carry Forward Securities
Carry Forward Securities	–	–	–	–	–	–	–	–	–	–	–	–
	Total Offering Amounts					$19,610,000		$2,894.44
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fee Due							$2,894.44
(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional securities that may be offered in connection with any stock split, stock dividend or pursuant to anti-dilution provisions of any of the securities.
(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share is based upon the average of the high and low prices per share of the Common Stock as quoted on the Nasdaq Stock Market LLC on September 27, 2023.